Exhibit 99.5

FOR IMMEDIATE RELEASE

IMBRUVICA® (ibrutinib) Data Demonstrates Safety and Durability of Response at Two-Year Follow-up in Mantle Cell Lymphoma

•	Note: This press release corresponds to abstracts 4453 and 4471

SAN FRANCISCO, CA, December 8, 2014 – New, 27-month IMBRUVICA® (ibrutinib) median follow-up data announced by Pharmacyclics, Inc. (NASDAQ: PCYC) today support the use of IMBRUVICA over longer periods of time in patients with relapsed/refractory mantle cell lymphoma (MCL), an aggressive type of lymphoma. More than 30% of IMBRUVICA patients remained progression-free after two years with no new or unexpected adverse events occurring during that time. Nearly half (47%) of the 111 patients treated were still living at the time of the data analysis. A second Phase II trial looked at IMBRUVICA’s efficacy and safety as a single-agent treatment for MCL patients who previously had received rituximab combination therapy and at least two cycles of bortezomib. These data were presented here today at the 56th American Society of Hematology (ASH) Annual Meeting. IMBRUVICA is jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

“These new data showing IMBRUVICA’s ability to maintain a durable response with a favorable safety profile for over two years are very encouraging, particularly for those patients with relapsed disease in whom treatment options are limited,” said Darrin Beaupre, M.D., Ph.D., Vice President, Clinical Medicine and Early Development, Pharmacyclics.

Abstract 4453: Single-Agent Ibrutinib Demonstrates Safety and Durability of Response at 2 Years Follow-up in Patients with Relapsed or Refractory Mantle Cell Lymphoma: Updated Results of an International, Multi-center, Open-Label Phase 2 Study
In the Phase II, multi-center, single-arm, open-label trial (PCYC-1104) in patients with relapsed/refractory mantle cell lymphoma, patients received IMBRUVICA once daily until disease progression or unacceptable toxicity (n=111). Patients were allowed to continue treatment through a long-term extension trial. While the median treatment duration in the trial was 8.3 months, 46% of patients received treatment for more than one year and 20% continued on treatment in the extension trial for more than two years. At 24 months, approximately one-third of patients (31%) remained progression-free and almost half (47%) remained alive. The median overall survival (OS) was 22.5 months and the median progression-free survival (PFS) was 13 months. Investigators observed a 67% overall response rate (ORR), which was the primary endpoint of the trial, and 23% of patients experienced a complete response. The median response time was less than two months (1.9 months) and the median duration of response was 17.5 months.

“The positive results seen with IMBRUVICA treatment in MCL patients continue to support its use over longer periods of time and in patients with high-risk disease,” said Michael Wang, M.D. from the Department of Lymphoma/Myeloma at The University of Texas MD Anderson Cancer Center, Houston, TX, and lead investigator for the pivotal registration trial PCYC-1104† who presented the findings in an oral presentation today.

Data from the follow-up analysis were consistent with earlier results from the trial, which served as the basis for the November 13, 2013 approval of IMBRUVICA for the treatment of patients with MCL who have received at least one prior therapy. Accelerated approval was granted for this indication based on ORR. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

With an estimated median follow up of 26.7 months, the most common Grade 3 or greater adverse events (AEs) in the trial were infection (28%), diarrhea (5%) and bleeding (6%).Serious adverse events (SAEs (≥ 2), regardless of attribution, included: disease progression (10%); pneumonia (7%); atrial fibrillation (6%); and, urinary tract infection (4%). SAEs occurred in 21% of patients and generally both grade ≥ 3 and SAE infections decreased over time.

Abstract 4471: Efficacy and Safety of Single-Agent Ibrutinib in Patients with Mantle Cell Lymphoma Who Progressed after Bortezomib Therapy
Dr. Wang also presented a second poster today highlighting the results from a Phase II, multi-center, single-arm trial (MCL2001), which investigated once-daily IMBRUVICA in patients with relapsed/refractory MCL who previously had received a rituximab-containing treatment regimen and had progressed after at least two cycles of bortezomib (n=120). An Independent Review Committee (IRC) found the ORR, which was the primary endpoint of the trial, was 63% after a median follow-up of 14.9 months and 21% of patients achieved a complete response. Secondary endpoints included duration of response (DOR) PFS, OS and safety. The median DOR based on IRC assessment was 14.9 months and the median time to first response was 2.1 months. The median PFS was 10.5 months, with 47% of patients remaining progression-free at one year. The median PFS has not yet been reached. The OS rate at 18 months was 61%.

The most frequently reported AEs of any grade were fatigue (43%) and diarrhea (43%). Diarrhea, when observed generally occurred early after initial treatment, but resolved quickly and was not treatment limiting. The majority of AEs were grade 1 and 2. The most common AEs ≥ grade 3 were neutropenia (21%), thrombocytopenia (13%) and pneumonia (13%). Atrial fibrillation was reported in 13 patients (11%); six patients (5%) experienced Grade 3 or 4 atrial fibrillation which resolved in1 to 4 days. Five of these six patients had a history of atrial fibrillation.

About Mantle Cell Lymphoma
Mantle cell lymphoma (MCL) is an aggressive form of blood cancer which arises from B cells, a type of white blood cell (lymphocyte) that originates in the bone marrow.1,2 MCL is more prevalent in men than women.1 The majority of patients are in their mid-60s at diagnosis and the median overall survival rate is three to four years.1,3

About IMBRUVICA
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK).4 BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.4,5 IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.4

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,4 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.4

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including: chronic lymphocytic leukemia (CLL); small lymphocytic lymphoma (SLL); mantle cell lymphoma (MCL); Waldenström's macroglobulinemia (WM); diffuse large B-cell lymphoma (DLBCL); follicular lymphoma (FL); marginal zone lymphoma (MZL); multiple myeloma (MM); and, other B-cell malignancies. Over 4,600 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 55 trials are registered on www.clinicaltrials.gov. The overall clinical development program covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

INDICATIONS
IMBRUVICA is indicated to treat people with:

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.
•	Chronic lymphocytic leukemia (CLL) with 17p deletion (a genetic mutation that occurs when part of chromosome 17 has been lost).
•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
o
Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Twenty-five % of patients with MCL and 26% of patients with CLL had Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE).

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (23 to 29%), thrombocytopenia (5 to 17%), and anemia (0 to 9%) occurred in patients treated with IMBRUVICA.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation.

Second Primary Malignancies - Other malignancies (5 to 10%) including carcinomas (1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (4 to 8%).

Embryo-Fetal Toxicity - Based on animal studies, IMBRUVICA may cause fetal harm when administered to a pregnant woman. Women should be advised to avoid becoming pregnant while taking IMBRUVICA.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite .

In MCL, fatal and serious cases of renal failure have occurred. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf.

Patient Access to IMBRUVICA
Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.
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The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $10 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.
•
The Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization to which Pharmacyclics makes donations, allows patients who are deemed uninsured and eligible, and who qualify based on financial need, access to IMBRUVICA.

For more information about these comprehensive patient access programs, call or visit 1-877-877-3536 or www.IMBRUVICA.com.

About Pharmacyclics
Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs, and to identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop its products in a rapid, cost-efficient manner, and to pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit www.pharmacyclics.com. Follow us on Twitter @pharmacyclics at http://twitter.com/pharmacyclics.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

†Disclaimer: Dr. Wang serves as national principal investigator of this Pharmacyclics-sponsored clinical study. He has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Dr. Wang does not have a financial interest in either company.

Contacts:
Media Erica Jefferson Phone: 408-990-7313 Samina Bari Phone: 408-215-3169	Investors Ramses Erdtmann Phone: 408-215-3325	Physicians U.S. Medical Information 877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.
SOURCE Pharmacyclics, Inc.

1 Leukemia and Lymphoma Society. Mantle Cell Lymphoma Facts. http://www.lls.org/content/nationalcontent/resourcecenter/freeeducationmaterials/lymphoma/pdf/mantlecelllymphoma.pdf. Accessed November 2014.
2 Cancer Research UK. What is mantle cell lymphoma.
http://www.cancerresearchuk.org/cancer-help/type/non-hodgkins-lymphoma/about/types/mantle-cell-lymphoma. Accessed November 2014.
3 Goy A, Bernstein SH, Kahl B, et al. Bortezomib in patients with relapsed or refractory mantle cell lymphoma: updated time-to-event analyses of the multicenter phase 2 PINNACLE study. Ann Oncol. 2009;20:520-525.
4 IMBRUVICA Prescribing Information, July 2014.
5 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed November 2014.